Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-1
(Form Type)

Sinda Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	1	Equity	Common stock, $0.0001 par value per share	Rule 457(c)	7,939,544	$14.14	$112,265,152.16	$0.00013810	$15,503.82
	Total Offering Amounts						$112,265,152.16		$15,503.82
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$15,503.82

(1)
Proposed maximum offering price per unit estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low trading prices of the Registrant's common stock reported by the New York Stock Exchange on July 24, 2026.